Exhibit 99(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 30 to the Registration Statement (Form N-1A, No. 33-44782) of Morgan Stanley Global Fixed Income Opportunities Fund and to the incorporation by reference of our report, dated December 21, 2012, on Morgan Stanley Global Fixed Income Opportunities Fund included in the Annual Report to Shareholders for the fiscal year ended October 31, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 25, 2013